Exhibit 10.1

Cosi, Inc.

Consulting Agreement

THIS CONSULTING AGREEMENT (“Agreement”) is entered into effective as of the 22nd of August, 2016 (the “Effective Date”), by and between Cosi, Inc., a Delaware corporation (“Cosi”), and Patrick Bennett (“Mr. Bennett”).

Cosi and Mr. Bennett wish to confirm the terms and conditions upon which Mr. Bennett agrees to provide services to Cosi as its Interim Chief Executive Officer & President.

Accordingly, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, Cosi and Mr. Bennett hereby agree as follows:

1. Duties.  Mr. Bennett agrees to carry out such duties as shall be reasonably requested of him from time to time as Interim Chief Executive Officer & President (“Interim CEO”) by the Board of Directors of Cosi (the “Board”).  Mr. Bennett will be based primarily out of an office at Cosi’s headquarters located in Boston, Massachusetts (the “Cosi Support Center”).

2. Compensation.  In consideration of the performance by Mr. Bennett of his duties hereunder, Cosi shall pay or provide to Mr. Bennett the following compensation, which Mr. Bennett agrees to accept in full satisfaction for his services.

(a) Monthly Consulting Fee.  Cosi shall pay to Mr. Bennett, effective as of the Effective Date, a monthly consulting fee in the gross amount of Fifteen Thousand Dollars ($15,000), payable in two equal installments on the 1st and 15th of each month during his engagement, pro rated for any partial month (based on a 30-day month).

(b) Business Expenses.  Cosi shall promptly pay directly or reimburse Mr. Bennett for all reasonable out-of-pocket business expenses incurred by Mr. Bennett in connection with his performance of services hereunder, including, without limitation, all travel, housing and other expenses incurred by Mr. Bennett in connection with commuting to and working out of the Cosi Support Center or other travel conducted by Mr. Bennett in his capacity as Interim CEO); provided that all such expenses are properly documented in accordance with policies adopted from time to time by Cosi.  Provided that the reimbursement request and required documentation have been submitted to Cosi to allow for timely processing, in no event will such payments or reimbursements be made to Mr. Bennett later than the 15th day of March of Mr. Bennett’s taxable year next following the taxable year in which Mr. Bennett incurs the expense.

(c) Other Compensation.  Cosi shall pay to Mr. Bennett such other compensation for his services as Interim CEO as may be approved from time to time by the Board and/or the Compensation Committee, as applicable.

3. Term; Termination.  The term of this Agreement and Mr. Bennett’s engagement as CEO of Cosi shall commence as of the Effective Date and continue until the earlier to occur of the date this Agreement and his engagement are terminated by either party in accordance herewith or a replacement CEO is appointed.  The Board or Mr. Bennett may terminate this Agreement and Mr. Bennett’s engagement at any time upon written notice to the other.

4. Indemnification; D&O Coverage.  The Company will fully indemnify and hold harmless Mr. Bennett from any liability arising out of or related to his engagement as CEO to the same extent as an employee serving in the capacity of the Company’s CEO & President, except those that are directly or indirectly attributable to the willful misconduct or illegal acts of Mr. Bennett.  The Company will cover Mr. Bennett under its D&O insurance policy to the same extent as an employee serving in the capacity of the company’s CEO & President.

5. Independent Contractor.  Mr. Bennett is an independent contractor of Cosi.  Mr. Bennett hereby assumes all liability for the payment of any and all amounts due with respect to his compensation hereunder for social security, withholding, income or similar requirements.  As an independent contractor, Cosi is under no obligation to withhold any federal, state or other employment taxes from any compensation paid to Mr. Bennett by Cosi, and Cosi will issue to Mr. Bennett an annual 1099 Statement reflecting the fees paid to Mr. Bennett each year during his engagement.

6. Cosi’s Obligations Upon Termination.  In the event Mr. Bennett’s engagement hereunder is terminated for any reason, Cosi shall pay to him (or his estate) his accrued but unpaid monthly consulting fees that are payable through the effective date of termination as soon as administratively practicable following termination of his engagement.

7. No Assignment.  Neither party may assign or delegate any of its or his obligations hereunder, without the prior written consent of the other party, which consent may be withheld by the other party in its or his sole discretion; provided, however, that Cosi may assign this Agreement in connection with a change in control or sale or other disposition of all or substantially all of its assets (including, without limitation, by operation of law or otherwise).

8. Entire Agreement; Modification.  This instrument contains the entire agreement of Cosi and Mr. Bennett with respect to its subject matter.  This Agreement may be altered or amended or superseded only by an agreement in writing, signed by both parties or by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.  No action or course of conduct shall constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified.  A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms and conditions of this Agreement, or of such terms and conditions on any other occasion.

9. Severability.  Mr. Bennett and Cosi hereby expressly agree that the provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any provision or covenant herein contained is invalid, in whole or in part, the remaining provisions shall remain in full force and effect and any such provision or covenant shall nevertheless be enforceable as to the balance thereof.

10. Binding Effect; Benefit.  This Agreement shall be binding upon and shall inure to the benefit of Mr. Bennett and his administrators, executors, heirs and permitted assigns, and Cosi and its successors and permitted assigns.

11. Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand, by email or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

To Mr. Bennett:

Patrick Bennett
 c/o Cosi, Inc.
294 Washington Street, Suite 510
Boston, MA  02108
Patrick.bennet@getcosi.com

To Cosi:

Cosi, Inc.
294 Washington Street, Suite 510
Boston, MA  02108
Attn:  General Counsel
 vicki.baue@getcosi.com

or to such other address as a party hereto may designate to the other in writing in accordance herewith.  Notices are effective upon actual receipt.

12. Counterparts; Facsimile Signatures.  This Agreement may be executed in counterparts, each of which shall be considered, and shall have the force and effect of, an original but all of which taken together shall constitute one and the same instrument.  Signatures by facsimile or other similar electronic transmission shall have the same force and effect as the original.

13. Governing Law.  The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law.

[signature page(s) follow]

IN WITNESS WHEREOF, Cosi has caused this Agreement to be duly executed on its behalf and Mr. Bennett has hereunder set his hand, all as of the Effective Date set forth above.

COSI, INC.

By:	/s/ Jean Birch
Jean Birch
Chairman, Compensation Committee of the Board

Date:	September 6, 2016

/s/ Patrick Bennett
Patrick Bennett
Interim Chief Executive Officer & President

Date:	September 6, 2016